EXHIBIT 10.1
EXECUTION VERSION

Transition Agreement and General Release
Dated as of July 14, 2017

David Giambruno
[***********]
[***********]
Dear David,

When signed below in the places indicated, the following shall constitute an agreement (the “Agreement”) between you (“you” or “Employee”) and Shutterstock, Inc. (“Shutterstock” or “Company”).

1.
Your employment as an “at-will employee” of Shutterstock will effectively terminate at the close of business on August 14, 2017 or such earlier date to which you and the Company may agree (the “Resignation Date”). The Company will continue to employ you until close of business on the Resignation Date, subject to all of the terms and conditions of your Employment Agreement dated June 5, 2016 (the “Employment Agreement”), during which time you shall perform your regular employment duties. Subsequent to the Resignation Date until on or about November 14, 2017, you will provide consulting services to the Company on an as-needed basis, within twenty-four (24) business hours of a request for services, and you will be treated as an independent contractor and not an employee (the “Transition Period”; the last day of the Transition Period shall be the “Transition End Date”). During this Transition Period, you will be responsible for performing certain transition-related duties as directed by the Company, which shall be mutually agreed upon by the Parties (collectively, the “Transition Duties”). For the avoidance of doubt, nothing in this Agreement shall prevent you from seeking employment or providing consulting services during the Transition Period, provided that such services do not violate Section 10 of this Agreement.

a.	You will be paid your current salary through the close of business on the Transition End Date;

b.	During the Transition Period, the Company will continue to provide you with continued standard medical coverage at active employee rates;

c.
As of the Resignation Date, your rights in respect of any stock options and restricted stock units (“RSUs”) granted to you shall be controlled by the Restricted Stock Unit Award Agreement and Shutterstock’s Amended and Restated 2012 Omnibus Equity Incentive Plan (the "Equity Plan"). For the sake of clarity, any unvested equity shall be forfeited upon the Resignation Date.

2.
The Company wishes to settle any claims that you may or could assert in connection with your employment with, or separation from Shutterstock. Accordingly, notwithstanding your separation from Shutterstock and in consideration of your satisfactory completion of the Transition Duties and the agreements contained herein, you will receive the following benefits, subject to (i) the timely execution and delivery (and not revoking) of this Agreement; (ii) your continued

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adherence to the terms of this Agreement; (iii) the timely execution and delivery (and not revoking) of the Additional Release of Claims attached hereto as Exhibit A (the “Additional Release”) on the Transition End Date (or, if such date occurs prior to November 14, 2017, by November 14, 2017), you will receive the following benefits (collectively, the “Transition Payments”):

a.
The Company will pay you a one-time lump sum transition payment in the amount of $184,000, less all applicable taxes and other withholdings. Provided that Company receives this Agreement and the Additional Release executed by you in a timely fashion, this payment will be made in the next available payroll period following the eighth day after you sign and deliver the Additional Release;

b.
Upon your submission of valid and acceptable evidence (i.e., a cancelled check) of your payment for your Consolidated Omnibus Budget and Reconciliation Act (“COBRA”) premium payments for continued group health coverage under the Company health plan, the Company will reimburse you for such COBRA premium payments for continued group health coverage under the Company health plan through the earlier of (a) May 31, 2018, (b) the date upon which you and/or your eligible dependents become covered under similar plans, provided that you timely elect such coverage and remain eligible for such coverage, or (c) the date upon which you obtain full-time employment with health coverage plan. For the sake of clarity, if you become eligible for coverage under a health plan from another employer prior to the Transition End Date or May 31, 2018, the Company will no longer reimburse you for your COBRA premium payments. You agree to notify the Company within ten (10) days of your becoming eligible for coverage under a similar plan. COBRA reimbursements will be made through the Company's normal expense reimbursement policy and will be taxable to the extent required. Notwithstanding the foregoing, in the event a COBRA premium benefit violates the nondiscrimination rules under the Patient Protection and Affordable Care Act (as amended by the Health Care and Education Reconciliation Act of 2010 and as amended from time to time) (the “Affordable Care Act”), Shutterstock will use its reasonable efforts to provide additional separation benefits equivalent to the payments forfeited if and to the extent permitted under the Affordable Care Act.

3.
If this Agreement and Additional Release do not become effective and irrevocable no later than thirty (30) days from the Transition End Date, you will not be entitled to payments and benefits set forth under Section 2.

4.	This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act (the “OWBPA”), 29 U.S.C. sec. 626(f).

a.
You acknowledge and agree that (i) you have read and understand the terms of this Agreement and Additional Release; (ii) you are advised to consult with an attorney before executing this Agreement, and you have been represented by legal counsel in connection with the signing of this Agreement and the Additional Release or you have waived your right to such representation; (iii) you understand that the Company hereby gives you a period of at least twenty-one (21) days to review and consider this Agreement and the Additional Release before signing it. You further understand that you may use as much of this review and consideration period as you wish prior to signing. However, if you fail to sign this Agreement and Additional Release within the timeframe indicated in Section 3, this Agreement and Additional Release will terminate

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automatically and you will have no rights hereunder. Changes to this Agreement and the Additional Release, material or otherwise, will not extend the aforementioned review and consideration period. You also agree and acknowledge that the consideration provided to you under this Agreement and the Additional Release is in addition to anything of value to which you are already entitled.

b.
You may revoke this Agreement and Additional Release for a period of seven (7) days following the day you sign same (the “Revocation Period”). Any revocation must be submitted, in writing, to Shutterstock, Inc., 350 Fifth Avenue, 21st Floor, New York, New York 10118 Attention: General Counsel, and must state, “I hereby revoke my acceptance of the Transition Agreement and General Release” or “I hereby revoke my acceptance of the Additional Release of Claims, respectively. The Agreement and Additional Release shall not become effective or enforceable until the expiration of the applicable Revocation Period. If the last day of the Revocation Period is a Saturday, Sunday or such legal holiday recognized by the State of New York, then the Revocation Period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday. If you revoke this Agreement and the Additional Release, it shall not be effective or enforceable, and you will receive no further benefits under this Agreement.

c.
Preserved Rights of Employee. This Agreement does not waive or release any rights or claims that you may have under the Age Discrimination in Employment Act of 1967 (the “ADEA”) that arise after your execution of this Agreement and the Additional Release. In addition, this Agreement and the Additional Release do not prohibit you from challenging the validity of this Agreement’s waiver and release of claims under the ADEA or the OWBPA or commencing an action or proceeding to enforce this Agreement or the Additional Release.

5.
Except as expressly set forth in this Agreement and the Additional Release, you shall not be entitled to any other compensation, including but not limited to salary, front pay, back pay, vacation pay, severance, commissions or bonuses from Releasees, as defined below, with respect to your employment with or separation from employment with Shutterstock.

6.

a.
For and in consideration of the payments and benefits enumerated in Section 2, and for other valuable consideration to be provided to you pursuant to this Agreement, the receipt and sufficiency of which you hereby acknowledge, you, for yourself, your heirs, executors, administrators, trustees, legal representatives, successors and assigns (collectively referred to as “Releasors”), hereby forever release and discharge Shutterstock and any of its employees, officers, shareholders, investors, subsidiaries, joint ventures, affiliates, divisions, employee benefit and/or pension plans or funds, successors and assigns and any of their past, present or future directors, officers, attorneys, agents, trustees, administrators, employees, or assigns (whether acting as agents or in their individual capacities) (collectively referred to as “Releasees”), from any and all claims, demands, causes of action, contracts, suits, proceedings, debts, damages and liabilities, in law or equity, known or unknown, whether asserted or not, arising out of or relating to your employment by or performance of services for Shutterstock or the separation of such employment or services, including without limitation any claims relating to a wrongful, premature or discriminatory termination of your employment and/or any and all claims under any and all federal, state or local laws including, but not limited to the fair employment practice laws of all jurisdictions, states,

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municipalities and localities, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000 et seq., the Civil Rights Act of 1991, the Older Workers Benefit Protection Act, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. §12101 et seq., the Consolidated Omnibus Budget Reconciliation Act of 1985, the Immigration Reform and Control Act of 1986, the Civil Rights Act of 1866, 42 U.S.C. §1981, the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act of 1993, the Genetic Information Non-Discrimination Act of 2008; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq., the New York Executive Law, Article 15, §290 et seq., the New York State Labor Law, the New York City Human Rights law, the New York City Earned Sick Time Act; all as amended; and any claims relating to rights under federal, state or local laws prohibiting discrimination on the basis of race, color, creed, ancestry, national origin, age, sex, or other basis prohibited by law, and any other applicable federal, state or local laws or regulations. You expressly waive any and all entitlement you have now, to any relief, such as back pay (to the exclusion of any references in this Agreement), front pay, reinstatement, compensatory damages, punitive damages, as well as all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise including but not limited to tortious conduct), whether known or unknown, by reason of any act, omission, transaction or occurrence which Releasors ever had, now have or hereafter can, shall or may have arising out of your employment with Shutterstock against the Releasees up to and including the date of your execution of this Agreement arising out of your employment with the Company. Notwithstanding the foregoing, you will not release or discharge the Releasees from any of Shutterstock’s obligations to you under or pursuant to (1) this Agreement or (2) any tax qualified pension plan of Shutterstock pertaining to vested and accrued benefits.

b.
You understand and agree that this is a full and general release covering all unknown, undisclosed and unanticipated losses, wrongs, injuries, debts, claims or damages to you which may have arisen, or may arise from any act or omission prior to the date of your execution of this Agreement, including, without limitation, any claim arising out of or related, directly or indirectly, to your employment, compensation or end of employment, as well as those losses, wrongs, injuries, debts, claims or damages now known or disclosed which may arise as a result of any act or omission as described above.

7.
If, at any time, you bring any kind of legal claim against Shutterstock or any of the other Releasees that you have given up by signing this Agreement and the Additional Release, then you shall be in violation of this Agreement and, to the fullest extent permitted by law, you shall pay all legal fees and other costs and expenses incurred by Shutterstock and/or the relevant Releasee(s) in defending against any such claim. The foregoing provision of this Section shall not apply to any arbitration brought for the sole purpose of enforcing this Agreement, and nothing in this Agreement or the Additional Release is intended to or shall be deemed to prohibit you from participating or cooperating with the EEOC or other governmental or law enforcement agency in any investigation, administrative proceeding or action involving Shutterstock conducted or brought by such agency. However, you shall not be entitled to, and you shall not seek nor permit anyone to seek on your behalf any personal, equitable or monetary relief in any such action and, in the event you are awarded money, compensation or benefits, you shall immediately remit such award to Shutterstock.

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8.	You acknowledge that no representations have been made to you by the Company (other than in this Agreement) about the benefits that the Company might or might not offer in the future.

9.
Nothing in this Agreement shall prohibit or restrict you (or your attorney) without prior notice to Releasees from filing a charge, testifying, assisting, or participating in any manner in an investigation, hearing or proceeding; responding to any inquiry; or making protected disclosures to, or otherwise communicating with, any administrative or regulatory agency or authority, including, but not limited to, the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), the Commodity Futures Trading Commission (CFTC), the Consumer Financial Protection Bureau (CFPB), the US Department of Justice (DOJ), the US Congress, any agency Inspector General, the Equal Employment Opportunity Commission (EEOC) and the National Labor Relations Board (NLRB). Pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

10.	Post-Employment Covenants

a.
You agree that no later than the Transition End Date, you will return to the Company all the Releasees’ credit cards, files, memoranda, documents, records and copies of the foregoing, keys, all storage media containing the Releasees’ information and any other property of the Releasees in your possession. You represent and warrant that as of the Transition End Date, you will have deleted all files, memoranda, documents and/or records containing the Releasees’ information from any computer or storage device which you have utilized which is not located on Company premises. The Company retains the right to request a forensic examination of your computers or similar electronic devices, to be conducted by an independent third party selected by the Company, and removal of all such information from any of your computers or similar electronic devices. Such examination shall be paid for by the Company and reimbursed by you in the event that Releasees’ information is identified. The Company acknowledges and agrees that you may retain any documents in your possession concerning employee benefits and/or compensation. You further agree not to disclose, nor use for your benefit or the benefit of any other person or entity, any information received in connection with the Releasees which is confidential or proprietary and (i) which has not been disclosed publicly by the Releasees, (ii) which is otherwise not a matter of public knowledge or (iii) which is a matter of public knowledge but you know or have reason to know that such information became a matter of public knowledge through an unauthorized disclosure. You further understand and acknowledge that (x) you continue to be bound by the post-employment covenants included in the Shutterstock, Inc. Employee Non-Disclosure, Non-Compete and Non-Solicitation Agreement executed by you on May 2, 2017 (the “NDA”) and (y) the Company retains the right to determine, in its sole discretion, whether any new employer of yours is deemed a “competitor” for purposes of the NDA. You hereby warrant that you have not violated the NDA or the Employment Agreement.

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b.	Non-Disparagement.

i.
You will not disparage Releasees, or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against Releasees, except: (a) if testifying truthfully under oath pursuant to any lawful court order or subpoena, (b) otherwise responding to or providing disclosures required by law, or (c) while engaging in the activities referenced in Section 9 of this Agreement. This includes any statement to or response to an inquiry by any member of the press or media, whether written, verbal, electronic, or otherwise. You shall make no statements concerning the facts and circumstances surrounding your employment and separation from employment with the Company, in any medium whatsoever (including but not limited to social media posts, status updates, “tweets,” instant messages and/or any other statement made in any medium) except as required by the Transition Duties. For avoidance of any doubt, communications of any type by you that are negative in any respect about the Company, its current or former employees, or directors shall be a violation of this Agreement. Furthermore, any communication made by an agent of yours as a result of your communications with such agent that is negative in any respect about the Company, its current or former employees, or directors, whether oral or written, shall be a violation of this Agreement.

ii.	The Company shall instruct Jon Oringer, Steven Berns, Martin Brodbeck, Lisa Nadler and Jeff Weiser not to disparage or induce or encourage others to disparage you at any time.

c.
You shall not, except with the express prior written consent of Shutterstock’s CEO, (i) give any interviews or speeches, or (ii) prepare or assist any person or entity in the preparation of any research, books, articles, television or motion picture productions or other creations (including for publication via social media) in either case, concerning Shutterstock (including its directors, officers and employees).

d.
You agree to cooperate fully in any investigation the Releasees undertake into matters occurring during your employment with the Company. Additionally, you agree that when requested by the Releasees or third parties with the Releasees’ consent (“Designated Third Parties”), you will promptly and fully respond to all inquiries from the Releasees, Designated Third Parties and its/their representatives concerning matters relating to the Releasees including but not limited to any claims or lawsuits by or against the Releasees or any third parties within two (2) business days. Furthermore, you agree to testify in matters related to the Releasees when requested by the Releasees or Designated Third Parties and, for all matters which are not adverse to you, the Company shall reimburse your reasonable, pre-approved out-of-pocket expenses incident to such cooperation and provide counsel at the Company’s sole expense on your behalf. In the event that you would prefer to have your own counsel, you may do so at your own cost and expense. The term “cooperation” does not mean that you must provide information that is favorable to the Company or any other Releasee; it means only that you will provide information that is within your knowledge and possession upon request, as stated herein. You shall not discuss, communicate about in any manner or consult with, advise, counsel or otherwise cooperate with or assist any employees, former employees, or future

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employees of Shutterstock, in the pursuit of any legal or administrative action(s) against any of the Releasees, including but not limited to any action(s) in connection with any matters relating to your employment or separation from employment with Shutterstock, unless compelled to do so by court order or lawfully issued subpoena, or unless you are asked to do so by the EEOC or other governmental or law enforcement agency in any investigation, administrative proceeding or action involving Shutterstock conducted or brought by such agency. You shall promptly notify Shutterstock if you are contacted by lawyers or third parties regarding any litigation or claims against Shutterstock, including (without limitation) regarding employment-related litigation or claims, unless you are legally prohibited from doing so, and you shall make no disclosure until Shutterstock and/or the relevant Releasee has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure, unless such notice or delay will place you in violation of applicable law.

e.
You may not trade in any Company equity until a date that is at least ninety-five (95) days following your Resignation Date. Notwithstanding the foregoing, in the event that you want to exercise options pursuant to the terms of the Equity Plan, you may do so with advance written permission from the Company’s Compliance Officer. You remain bound by the terms of the Company’s Insider Trading and Disclosure Policy (the “Insider Trading Policy”). Specifically, if your employment terminates at a time when you have or think you may have material nonpublic information about the Company or its business partners, the prohibition on trading on such information continues until such information is absorbed by the market following public announcement of it by the Company or another authorized party, or until such time as the information is no longer material. If you have questions as to whether you possess material nonpublic information after you have left the employ of the Company, you should direct questions to the Company’s Compliance Officer. If your employment terminates during a black-out period you will continue to be subject to the Insider Trading Policy, and specifically to the ongoing prohibition against trading, until the black-out period ends.

11.
As it would be impractical and extremely difficult to ascertain the amount of actual damages caused by your material breach of any of the provisions of Section 10, in the event that such a material breach occurs, and Shutterstock determines that the breach may be cured, Shutterstock will notify you of the material breach and provide you two (2) business days to cure it. If you fail to cure the material breach or if, in Shutterstock’s reasonable determination, the breach cannot be cured, Shutterstock shall not be required to make any further payments pursuant to Section 2 of this Agreement, and, if all such payments have already been made, then you shall pay the sum of $10,000 per violation to Shutterstock as liquidated damages. This liquidated damages provision represents reasonable compensation for the loss which would be incurred due to any such breach. (Nothing in this Section should be construed as meaning that other terms of this Agreement, apart from those here identified, are not material.) You further acknowledge that any failure to comply with the provisions of Section 10 will result in irreparable and continuing injury to Shutterstock for which there will be no adequate remedy at law, and Shutterstock will therefore be entitled, in addition to the relief set forth in this Section, to the issuance of an injunction or temporary restraining order restraining the prohibited conduct. In the event of your breach of any of the provisions of Section 10, all of your obligations under this Agreement, including but not limited to the releases and waivers set forth above, shall remain in full force and effect. In the event Shutterstock initiates legal action under this Section, the prevailing party shall be entitled to recoup its attorneys’ fees and costs from the other party; in the event of a settlement, Shutterstock shall be entitled to recoup its attorneys’ fees and costs from you.

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12.
The Company may deduct or withhold from any compensation or benefits any applicable federal, state or local tax or employment withholdings or deductions resulting from any payments or benefits provided under this Agreement. In addition, it is the Company’s intention that all payments or benefits provided under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation the six month delay for payments of deferred compensation to “key employees” upon separation from service pursuant to Section 409A(a)(2)(B)(i) of the Code (if applicable), and this Agreement shall be interpreted, administered and operated accordingly. If under this Agreement an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii). Notwithstanding anything to the contrary herein, the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under the Code, federal, state, local or foreign tax laws and regulations. In no event may you, directly or indirectly, designate the calendar year of any payment under this Agreement. In the event the period of notice and payment referenced in Section 2 of this Agreement ends in the taxable year following your end of employment, any separation payment or deferred compensation payment shall be paid or commence in such subsequent taxable year if required under Section 409A of the Code.

13.
This Agreement shall not be in any way construed as an admission by Shutterstock that it or any of the other Releasees has acted wrongfully with respect to you or any other person, or that you have any rights whatsoever against Shutterstock or any other Releasee. Shutterstock specifically disclaims any liability to or wrongful acts or omissions against you or against any other person, on the part of itself, its past or present employees and agents, and the Releasees. Neither this Agreement nor anything contained herein shall be admissible in any proceeding as evidence of any unlawful or wrongful conduct by Shutterstock or any of the Releasees.

14.
Unless otherwise determined by the Company, you shall not apply for or seek employment with Shutterstock or any of the Releasees at any location or facility, and you waive and release any right to be considered for such employment.

15.
Subsequent to the Transition End Date, you shall cooperate with the Company’s reasonable requests in relation to your former responsibilities, including promptly answering/returning phone calls or responding to electronic communications to answer questions and to assist other employees of the Company.

16.
By executing this Agreement, you affirm that you are competent and understand and accept the nature, terms and scope of this Agreement as fully resolving all differences and disputes between you and the Releasees. Moreover, you acknowledge that by signing your name below you have read, understand and accept each of the terms of this Agreement, that you have had sufficient opportunity to review it, to consult with an attorney or other advisor (at your own expense), and have done so to the extent that you deem appropriate.

17.
Except for the NDA, which shall remain in full force and effect, this Agreement and the Additional Release are the entire agreement between you and the Company. This Agreement and the Additional Release may not be modified or canceled in any manner except by a writing signed by both you and an authorized Company official. You acknowledge that the Company has made no promises or representations to you other than those in this Agreement. It is not necessary that the Company sign this Agreement or the Additional Release for it to become binding upon you. To the extent there is any conflict or inconsistency between any term of this

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Agreement, the Additional Release and the Employee Agreement, the term which provides the greater benefit or protection to Releasees shall control.

18.
No delay or omission by the Company in exercising any right under this Agreement or the Additional Release shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

19.
This Agreement and the Additional Release shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of laws. In the event that either party believes that the other party has breached this Agreement and the Additional Release, you and the Company hereby agree that such dispute shall be submitted to JAMS for confidential and binding arbitration before a single arbitrator at JAMS’ offices in New York City, in accordance with JAMS’ Employment Arbitration Rules & Procedures. No claims may be arbitrated on a class or collective basis. Both you and the Company expressly waive any right to submit, initiate, or participate in a representative capacity, or as a plaintiff, claimant or member in a class action, collective action or other representative or joint action, regardless of whether the action is filed in arbitration or in court. Notwithstanding the foregoing, the Company may seek injunctive relief in a lawsuit filed in a court of competent jurisdiction in order to prevent irreparable harm or preserve the status quo. Any award pursuant to said arbitration shall be accompanied by a written opinion of the arbitrator setting forth the reason for the award, including findings of fact and conclusions of law. The award rendered by the arbitrator shall be conclusive and binding upon the parties hereto, and judgment upon the award may be entered, and enforcement may be sought in, any court of competent jurisdiction. YOU UNDERSTAND THAT, ABSENT THIS AGREEMENT AND THE ADDITIONAL RELEASE, YOU AND THE COMPANY WOULD HAVE THE RIGHT TO SUE EACH OTHER IN COURT, AND THE RIGHT TO A JURY TRIAL, BUT, BY THIS AGREEMENT, BOTH PARTIES GIVE UP THAT RIGHT.

20.
This Agreement and the Additional Release may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The signatures of any party to a counterpart shall be deemed to be a signature to, and may be appended to, any other counterpart. Executed originals transmitted electronically as PDF files (or their equivalent) shall have the same force and effect as signed originals.

21.
YOU ACKNOWLEDGE THAT YOU HAVE CAREFULLY READ THIS AGREEMENT AND THE ADDITIONAL RELEASE, UNDERSTAND IT, AND ARE VOLUNTARILY ENTERING INTO IT OF YOUR OWN FREE WILL, WITHOUT DURESS OR COERCION, AFTER DUE CONSIDERATION OF ITS TERMS AND CONDITIONS. YOU FURTHER ACKNOWLEDGE THAT EXCEPT AS STATED IN THIS AGREEMENT, NEITHER THE COMPANY NOR ANY REPRESENTATIVE OF THE COMPANY HAS MADE ANY REPRESENTATIONS OR PROMISES TO YOU. YOU FURTHER ACKNOWLEDGE THAT YOU HAVE BEEN GIVEN AN OPPORTUNITY TO CONSULT WITH COUNSEL OF YOUR CHOICE BEFORE SIGNING THIS AGREEMENT. YOU UNDERSTAND THAT WHETHER OR NOT YOU DO SO IS YOUR DECISION.

22.
Should any provision of this Agreement or the Additional Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and the Additional Release in full force and effect.

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If the terms of this Agreement are acceptable to you, please sign both original copies and return them to Shutterstock Inc., Chief Human Resources Officer, 350 Fifth Avenue, 21st Floor, New York, NY 10118 for countersignature. Once we have countersigned the Agreement we will send you a fully executed copy.

You must sign and return this Agreement to Shutterstock Inc., Chief Human Resources Officer, 350 Fifth Avenue, 21st Floor, New York, NY 10118 within twenty-one days following your receipt hereof. You received the Agreement on July 14, 2017. You must sign, and deliver, the Additional Release on, and not before, the Transition End Date.

Sincerely,

Shutterstock, Inc.

By: /s/ Steven Berns        August 3, 2017
Steven Berns         Date

Read, Agreed to and Accepted:

/s/ David Giambruno        August 3, 2017
David Giambruno        Date

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Exhibit A

ADDITIONAL RELEASE OF CLAIMS

David Giambruno
[***********]
[***********]

Dear David,

When signed below in the places indicated, the following shall constitute an additional release between you (“you” or “Employee”) and Shutterstock, Inc. (“Shutterstock” or “Company”).

1.
Release. In consideration of the Transition Payments set forth in the Agreement to which this Additional Release of Claims (the “Additional Release”) is attached, which you acknowledge you would not otherwise be entitled to receive, you hereby forever release and discharge Shutterstock and any of its employees, officers, shareholders, investors, subsidiaries, joint ventures, affiliates, divisions, employee benefit and/or pension plans or funds, successors and assigns and any of their past, present or future directors, officers, attorneys, agents, trustees, administrators, employees, or assigns (whether acting as agents or in their individual capacities) (collectively referred to as “Releasees”), from any and all claims, demands, causes of action, contracts, suits, proceedings, debts, damages and liabilities, in law or equity, known or unknown, whether asserted or not, arising out of or relating to your employment by or performance of services for Shutterstock or the end of such employment or services, including without limitation any claims relating to a wrongful, premature or discriminatory termination of your employment and/or any and all claims under any and all federal, state or local laws including, but not limited to the fair employment practice laws of all jurisdictions, states, municipalities and localities, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000 et seq., the Civil Rights Act of 1991, the Older Workers Benefit Protection Act, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. §12101 et seq., the Consolidated Omnibus Budget Reconciliation Act of 1985, the Immigration Reform and Control Act of 1986, the Civil Rights Act of 1866, 42 U.S.C. §1981, the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act of 1993, the Genetic Information Non-Discrimination Act of 2008; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq., the New York Executive Law, Article 15, §290 et seq., the New York State Labor Law, the New York City Human Rights law, the New York City Earned Sick Time Act; all as amended; and any claims relating to rights under federal, state or local laws prohibiting discrimination on the basis of race, color, creed, ancestry, national origin, age, sex, or other basis prohibited by law, and any other applicable federal, state or local laws or regulations. You expressly waive any and all entitlement you have now, to any relief, such as back pay (to the exclusion of any references in this Agreement), front pay, reinstatement, compensatory damages, punitive damages, as well as all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise including but not limited to tortious conduct), whether known or unknown, by reason of any act,

Initials: _____
Date: _____

omission, transaction or occurrence which Releasors ever had, now have or hereafter can, shall or may have arising out of your employment with Shutterstock against the Releasees up to and including the date of your execution of this Agreement arising out of your employment with the Company. Notwithstanding the foregoing, you will not release or discharge the Releasees from any of Shutterstock’s obligations to you under or pursuant to (1) Section 1 and/or 2 of this Agreement or (2) any tax qualified pension plan of Shutterstock pertaining to vested and accrued benefits. Nothing in the above release affects any rights you may have for indemnification under state or other law or the charter, articles, or by-laws of the Company or under any insurance policy providing directors’ and officers’ coverage, or under any Indemnification Agreement between you and the Company, which remains in full force and effect; provided, however, that (i) this Additional Release does not create any additional indemnification rights for you, and (ii) the Company retains any defenses it may have to such indemnification or coverage.

2.
Return of Company Property.  You confirm that you have returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), Company identification, and any other Company property that is in your possession or control and have left intact all electronic Company documents, including but not limited to those which you developed or helped to develop during his employment. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

3.
Business Expenses and Final Compensation.  You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages, bonuses, and accrued, unused vacation time, and that no other compensation is owed to you except as provided in the Agreement.

4.
Acknowledgments. You acknowledge that you have been given at least twenty-one (21) days to consider the Agreement and Additional Release, and that the Company is hereby advising you to consult with an attorney of your own choosing prior to signing this Additional Release. You understand that you may revoke this Additional Release for a period of seven (7) days after you sign it, and the Additional Release shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You understand and agree that by entering into this Additional Release, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

5.
Voluntary Assent. You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Additional Release, and that you fully understand the meaning and intent of this Additional Release. You state and represent that you have had an opportunity to fully discuss and review the terms of this

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Additional Release with an attorney. You further state and represent that you have carefully read this Additional Release, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and signs your name of your own free act.

You hereby provide this Additional Release as of the current date and acknowledge that the execution of this Additional Release is in further consideration of the Transition Payments, to which you acknowledge you would not be entitled if you did not sign this Additional Release. You intend that this Additional Release will become a binding agreement between you and the Company if you do not revoke your acceptance in seven (7) days.

Sincerely,

Shutterstock, Inc.

By: __________________________        __________________
Steven Berns        Date

Read, Agreed to and Accepted:

____________________________________         __________________
David Giambruno        Date

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